Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED,

OF

RENTECH, INC.

Rentech, Inc., a Colorado corporation having its principal office at 10877 Wilshire Blvd., 10th Floor, Los Angeles, California 90024 (hereinafter referred to as the “Corporation”), hereby certifies to the Secretary of State of the State of Colorado (the “Colorado Secretary of State”) that:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation were filed with the Colorado Secretary of State on April 29, 2005 (the “Articles”).

SECOND: Articles of Amendment to the Articles were filed with the Colorado Secretary of State on each of May 1, 2008, May 19, 2009, May 12, 2010, August 5, 2011 and April 9, 2014 (as so amended, the “Amended Articles”).

THIRD: The Corporation desires to amend its Amended Articles, in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.

FOURTH: Upon the filing and effectiveness (the “Effective Time”) pursuant to the Colorado Business Corporation Act of this amendment to the Amended Articles, (A) the Amended Articles are hereby amended by striking the reference to 450,000,000 in Article 4-1 and replacing it with 45,000,000, and (B) pursuant to Article 4-2 of the Amended Articles, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time or held by the Corporation as treasury stock immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall make a cash payment equal to the fair value of such fractional shares as of the Effective Time as determined by the Board of Directors; and provided further that each outstanding certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall at the Effective Time represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the treatment of fractional shares as described above.

FIFTH: The preceding amendments to the Amended Articles were duly adopted by the Board of Directors on April 10, 2015 and July 29, 2015 and by the shareholders of the Corporation on June 17, 2015, pursuant to and in accordance with the Colorado Business Corporation Act and the Amended Articles.

SIXTH: The preceding amendments to the Amended Articles shall become effective as of 12:01 a.m. (Mountain Time) on August 20, 2015.

SEVENTH: The name and address of the individual who causes this document to be delivered for filing, and to whom the Colorado Secretary of State may deliver notice with respect to this document is Marilyn Moll, c/o Holland & Hart LLP, 555 17th Street, Suite 3200, Denver, Colorado 80202, (303) 295-8258.

RENTECH, INC.

By:
Name:	Colin Morris
Title:	Secretary